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Exhibit 12.1

Abgenix, Inc.
Computation of Ratios of Earnings to Fixed Charges

		Six Months Ended June 30,		Year Ended December 31,
		2005	2004	2004	2003	2002	2001	2000
		(in thousands)
Earnings:
Loss before income tax expense		$(126,750)	$(102,189)	$(187,478)	$(196,345)	$(208,898)	$(60,856)	$(8,793)
Add:	Fixed charges	11,131	7,636	15,952	15,447	13,556	4,678	1,306
	Amortization of capitalized interest	81	81	163	99	1	—	—
Less:	Capitalized interest	(538)	(841)	(1,687)	(2,470)	(1,924)	—	—

		$(116,076)	$(95,313)	$(173,050)	$(183,269)	$(197,265)	$(56,178)	$(7,487)

Fixed charges:
Interest expense		$7,067	$3,290	$7,233	$5,784	$4,830	$259	$39
Capitalized interest		538	841	1,687	2,470	1,924	—	—
Estimated interest portion of rental expense		3,526	3,505	7,032	7,193	6,802	4,419	1,267

		$11,131	$7,636	$15,952	$15,447	$13,556	$4,678	$1,306

Deficiency of earnings to fixed charges		$(127,207)	$(102,949)	$(189,002)	$(198,716)	$(210,821)	$(60,856)	$(8,793)

Ratio of earnings to fixed charges		—	—	—	—	—	—	—

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Abgenix, Inc. Computation of Ratios of Earnings to Fixed Charges